Exhibit 10(d)

Mr. Robin Woodhead
Sotheby's
34-35 New Bond Street
London W1A 2AA

                                                                   July 17, 2001

Dear Robin

RETENTION BONUS

I refer to our discussions and now write to set out the terms agreed between us concerning the retention bonus. This bonus is a separate additional arrangement to any bonuses currently paid to you under the terms of your current contract dated 24 October 1997, the letters of 16 May and 16 October 2000 and the Severance Plan Agreement dated 28 September 2000 attached at Schedule 2 to this letter. Any payment of this bonus is conditional upon you adhering to the restrictions set out in Schedule One to this letter.

1 You will be paid a bonus of US $ 1,000,000 less tax and national insurance on 30 January 2003 (the "Payment Date") subject to the following :-

      (i) between now and the Payment Date you have continued to carry out your duties as Chief Executive, Sotheby's Europe and Asia and Executive Vice President of Sotheby's Holdings, Inc. under the terms of your current Contract and Severance Plan; and

      (ii) you will continue to implement to the reasonable satisfaction of the Chief Executive Officer and Board of Sotheby's Holdings, Inc ("the Board") all strategic and business plans endorsed by the Board.

      It is acknowledged by the parties that prior to the Payment Date your duties may change and Sotheby's agree that any change to your current duties must be to a position that is not materially less important in the context of the world-wide business of Sotheby's than your current duties and responsibilities.

2 You will receive a special option grant of 50,000 options subject to the normal rules of the 1997 Stock Option Plan.

3 If prior to the Payment Date, you have given or received notice terminating your employment for cause or your employment has been terminated for cause then no bonus will be payable to you.

4 If however, you are given notice terminating your employment without cause or your employment has terminated without cause prior to the Payment Date


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      then the bonus will be payable to you in full either on the Payment Date or if earlier, the actual date of the termination of your employment.

5 If prior to the Payment Date, there is a Change of Control of Sotheby's Holdings, Inc. and your employment is terminated without cause then the bonus will also be payable in full on the date your employment is terminated. If, however your employment is terminated for cause then paragraph 3 above will apply.

6 If (i) following a Change of Control of Sotheby's Holdings, Inc. you choose at any time between a period of six months to twelve months after the actual date of Change of Control to voluntary resign your employment with Sotheby's or (ii) at any time within six (6) months of the Payment Date your employment is terminated for cause on the basis of allegations that you have failed to comply with paragraph 1 (i) or 1 (ii), then you will be paid a bonus calculated in accordance with the following formula:-

      A x US $ 1,000,000
      ------------------
              25

      Where A is the number of full months worked since 1 January 2001.

7 Any bonus paid to you will be paid in pounds sterling converted from US dollars at the exchange rate applicable at the date the payment is due to you.

8     For the purposes of this letter :-

8.1 "For cause" means your voluntary resignation or your employment being terminated because you have failed to comply with paragraphs 1 (i) and 1
      (ii) of the letter; or your employment has been terminated on grounds justifying the immediate termination of your employment as set out in
      Schedule 3 of this letter.

8.2 "Without cause" means Sotheby's terminating your employment whether with or without notice for any other reason other than "for cause" OR YOUR DEATH.

8.3 "Change of Control" shall mean a change of control of Sotheby's Holdings, Inc. as defined in the Sotheby's Holdings Inc. 1997 Stock Option Plan.

9 This agreement shall be governed by English law under the jurisdiction of the English Courts.


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I should be grateful if you would confirm your agreement to the terms of this letter by signing and returning to me the enclosed copy of this letter.

Very truly yours.

WILLIAM RUPRECHT
CHIEF EXECUTIVE OFFICER
SOTHEBY'S HOLDINGS, INC.

        ****************************************************************

I HAVE READ, ACCEPTED AND AGREED TO THE TERMS SET OUT ABOVE AND AGREE TO ABIDE BY THE RESTRICTIONS AS SET OUT IN SCHEDULE ONE OF THIS LETTER.


SIGNED : /s/ Robin Woodhead
         --------------------------------------------------
         ROBIN WOODHEAD

DATED :  July 17, 2001
         --------------------------------------------------


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                                  SCHEDULE ONE

NON-COMPETE AND NON-SOLICITATION AGREEMENT

(a) Because of the importance of stability and confidentiality during this time of uncertainty for the Company, and because you have specialised, unique confidential knowledge vital to the Company, you agree that during the 12 month period after you enter into this Agreement (and regardless of whether your employment is terminated) and during the period you remain employed by the Company (including the Notice Period), you will not, without the consent of the Company, directly or indirectly, in New York, California, England, France or Switzerland engage directly or indirectly in the live or on-line auction business or in any other business in which the Company is engaged, whether such engagement by you is as an officer, director, proprietor, employee, partner, owner, consultant, advisor, agent, sales representative or other participation.

(b) In addition to the foregoing, during the 24 month period after you enter into this Agreement and during the Notice Period, you agree that you will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly;

      (i) recruit, solicit or induce any Sotheby's employees to terminate their employment with Sotheby's;

      (ii) solicit the business of, do business with, or seek to do business with, any client of the Company;

      (iii) encourage or assist any competitor of the Company to solicit or service any client of the Company; or

      (iv) otherwise induce any client of the Company to cease doing business with, or lessen its business with, the Company.

(c) The term "client" shall not include clients of Sotheby's with whom you had no dealings on behalf of Sotheby's, or clients you developed and maintained without any support or assistance, whether financial or otherwise, from Sotheby's, but shall include any person who has or has had business with the Company with whom you did have dealings as well as that person's estate, heirs and/or immediate family.

(d) If at any time there is a judicial determination by any Court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Schedule is unenforceable against you, the provisions of this Schedule shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the Court may judicially determine or indicate to be enforceable.
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                                  SCHEDULE TWO

October 24, 1997

Robin Woodhead
23 Onslow Court
Drayton Gardens
London SW10 9RL

Dear Robin:

I am pleased to confirm our offer of employment as Co-Managing Director, Sotheby's Europe, based at 34-35 New Bond Street and reporting to the Chief Operating Officer of Sotheby's Holdings on the terms explained below.

SALARY

You will be paid a basic salary of (pound)250,000 per annum, payable in monthly instalments in arrears by direct bank transfer.

Your salary will be reviewed in January 1999.

CAR ALLOWANCE

You will receive a non-pensionable car allowance of (pound)4,000 per annum, paid in monthly instalments with your salary.

BONUS

You will be eligible for inclusion in the Sotheby's discretionary bonus scheme. The payment of this bonus is dependent both on Sotheby's profitability and your performance. Your bonus target for 1998 will be 60% of your annual salary. The target is made up of two components: 25% is based on the company's achievement of its annual financial plan; 75% is based on your achievement of your personal objectives. Bonuses, if any, are usually paid in the spring, following the end of the company's fiscal year. In respect to work performed in 1998, you will receive a minimum bonus of (pound)75,000.


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STOCK OPTIONS

You will also be eligible to participate in the Company's Stock Option Plan, subject to the rules of the Plan. Stock options are granted at Sotheby's discretion and will be dependent on individual performance. You will be recommended for a special grant of 100,000 options at the Audit and Compensation Committee meeting following the commencement of your employment. You will be eligible for an additional grant of 50,000 options approximately within a year of the initial grant. If you commence employment prior to January 1, 1998, you will also be included in any performance share grant that may be made in 1998.

HOLIDAYS

You will be entitled to 25 days holiday per annum to be taken between 1 January and 31 December, plus public holidays. These are to be taken at a time or times convenient to Sotheby's. Holiday entitlement in one year cannot be carried forward to any subsequent holiday year without prior permission. In the holiday year in which you start or leave Sotheby's, holiday accrues on a pro-rata basis.

PENSION SCHEME

We will design a pension program that would hypothetically deliver 2/3 of base salary after a 25 year career. Our consultant actuary will establish the extent to which your pension can be provided within the existing Sotheby's Pension Scheme. Should there be any shortfall in provision, a supplemental plan will be established that will cover the proportion of salary for which pension is not provided by the Scheme. We will work together to develop a plan that fits within legal guidelines and delivers the agreed upon total benefit with appropriate employee and employer contribution levels (not exceeding the proportion 1/3 employee and 2/3 employer), that, to the extent possible, replicate the funding structure of pensions for comparable Sotheby's senior executives.

LIFE ASSURANCE

You will also receive life assurance cover, which provides a lump sum of four times your salary.

PRIVATE HEALTH INSURANCE

You are entitled to private health cover for you and your family as set out in Sotheby's private health policy, which may be varied from time to time. Sotheby's healthcare is currently provided by PPP.


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INCOME PROTECTION INSURANCE

Sotheby's also provides permanent health insurance for all staff which enables it, if it so wishes, to pay up to 75% of salary in cases of long term sickness or disability.

CONDUCT/CONFLICT OF INTEREST

Enclosed with this letter is Sotheby's Terms and Conditions of Employment booklet, House Rules and Conflict of Interest Policy. These should be read carefully as they form part of your contract of employment. Where the terms set out in Sotheby's Terms and Conditions document conflict with those set out in your Offer Letter, the terms in the Letter will prevail. Please sign and return the completed Disclosure Statement and Confidentiality Agreement prior to commencement of employment.

TERMINATION PAY

If your employment is terminated for any reason except "for cause" during the first twelve months of employment, you will be entitled to a payment of one year's base salary, pension contribution, car allowance and PPP company subscription. You will also be entitled to this payment if you choose to terminate your relationship with the company because you have not been appointed Chief Executive - Europe or an alternative equivalent position within the organisation during the first twelve months of employment. After the initial twelve month employment period, the normal Terms and Conditions of employment will prevail.

NON-COMPETITION CLAUSE

For twelve months from the termination of your employment, you shall not directly or indirectly accept appointment as director, consultant or employee with Christie Manson & Wood Plc or any of its associated companies. For six months from the termination of your employment you shall not accept such appointment with any other firm that directly competes with Sotheby's whether in the U.K. or other countries where Sotheby's does business.


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Please do not hesitate to let me know if you have any questions about any of the above. I look forward to confirmation of your acceptance of this offer. Robin, we are all looking forward to your joining us.

Sincerely,

Diana D. Brooks                                     Kevin A. Bousquette
President and Chief Executive Officer               EVP, Chief Operating Officer
Sotheby's Holdings, Inc.                            Sotheby's Holdings, Inc.

I ACCEPT THE POSITION OFFERED TO ME UNDER THE TERMS AND CONDITIONS STATED ABOVE AND CONFIRM THAT I HAVE RECEIVED A COPY OF SOTHEBY'S TERMS AND CONDITIONS OF EMPLOYMENT BOOKLET AND CONFLICT OF INTEREST POLICY.


/s/ Robin Woodhead                                  October 24, 1997
---------------------------------------             ----------------------------
SIGNED                                              DATED


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May 16, 2000

Robin Woodhead

Dear Robin:

In addition to the special option grant made in February, I would like to confirm a set of benefits designed to reinforce the Company's commitment to you during this challenging time:

o A special cash bonus of STE173,000 payable February 28, 2002. The payment of this bonus is not liked to company or individual performance. The only condition is active employment on February 28, 2002.

o Immediate vesting any options granted to you since April 29, 1997 in the event of a change of control.

o Financial Planning and/or tax preparation services from Deloitte & Touche not to exceed $7,500 in 2000.

We have the commitment of the Compensation Committee to formalize an enhanced severance policy, details of which will be finalized and communicated shortly. Please call Susan Alexander if you have questions about the details described above.

Many thanks for your continued commitment and support.

Sincerely,


/s/ William F. Ruprecht
William F. Ruprecht
Chief Executive Officer

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                                                    October 16, 2000

Robin Woodhead

      Thank you for your commitment and support during a very difficult time for Sotheby's. You will be receiving a special Recognition Bonus of GBP 206,186 (US$300,000) and a grant of 100,000 options (effective October 12, 2000 at (U.S.) $26.375 per share) pursuant to the Sotheby's Stock Option Plan to recognize your efforts during this period of uncertainty.

      You are also eligible for a Leadership Incentive Bonus payable in two installments (converted to local currency at the date of payment):

      >     (U.S.) $350,000 payable end of February 2002.
      >     (U.S.) $350,000 payable end of September 2002.

      These payments are in addition to the special bonus of GBP 173,000 (US$280,000) payable February 28, 2002 that was communicated to you earlier this year. You will receive the Leadership Incentive Bonus so long as you remain a Sotheby's employee in good standing at the payment dates referred to above and have not tendered notice pursuant to your notice and non-compete agreement.

      None of these additional elements to your compensation eliminates or otherwise decreases your regular bonus opportunity. However, please note that at present, the Company is on track to achieve only 50% of our 2000 plan so that regular bonuses will probably be affected according to our bonus plan.

      These special payments are contingent upon your execution of the attached notice and non-compete agreement to affirm your on-going commitments under that agreement. Please sign your revised agreement. Your prior agreement has been included so that you can review any changes.

      These special payments are subject to applicable withholdings including tax and National Insurance contributions and are not included for benefit contribution purposes under any benefits or insurance scheme including but not limited to the UK Pension Scheme. These special payments are also not part of the bonus calculation in the event you are entitled to benefits under the U.S. Severance Plan.

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      You acknowledge that this letter agreement and all terms and conditions hereof shall be kept strictly confidential and shall not be disclosed by you to anyone, except to the extent required by law; except that you may disclose the terms of this letter agreement to your attorney and/or your tax or financial advisor and/or your immediate family who shall be instructed that this letter agreement and its terms are to be kept confidential.

      Please deliver this original, executed letter agreement and your attached re-signed notice and non-compete agreement to Susan Alexander at 1334 York Avenue by November 15, 2000 if you would like to participate in this special program.

Thank you again for being a key contributor to Sotheby's.

                                      Very truly yours,


                                      /s/ William F. Ruprecht
                                      William F. Ruprecht
                                      Chief Executive Officer

ACCEPTED AND AGREED TO:


/s/ Robin Woodhead                                 October 16, 2000
---------------------------                        -----------------------------
Robin Woodhead                                     Date

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September 28, 2000

Robin Woodhead

Dear Robin:

I refer to our recent discussions concerning Sotheby's decision in New York to adopt a Severance Plan for key executives which gives protection to those key executives on a sale or consolidation of all or part of our business.

Sotheby's is going through a period of tremendous change and we want you, as a key executive in the UK, to concentrate on helping the business move forward and not to have to worry about your own position, should any sale or consolidation affect your role within Sotheby's.

It has, therefore, been decided to include you in the membership of the plan. I enclose for your information a copy of the plan and an explanatory document. The plan has been drawn up for employees of the US company and this letter sets out the changes that make the plan UK compliant. These are as follows:-

      ARTICLE II (d)

      The Company will be Sotheby's.

      ARTICLE II (g)

      Any references to ERISA throughout are not relevant to you.

      ARTICLE II (h)

      The Agreement referred to in your Notice and Non-Compete Agreement signed January 16, 2000.

      ARTICLE IV 4.1(b)

      The reference to Release will include a reference to a Compromise
      Agreement.

      ARTICLE IV 4.4

      Any payment will be subject to the deduction of tax and national insurance.

      ARTICLE IV 4.5

      The reference to dental insurance does not apply to you. Health cover will either be provided during the period of benefit or a sum paid to you to buy your own cover. The reference to COBRA does not apply to you.

      ARTICLE VII

      The plan will be construed in accordance with UK law.

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I would also wish to emphasise the following points:

1.    Your membership of the plan commenced on 1 September 2000.

2. If the plan applies to you on termination, then any payment under the plan is in addition to the notice period under your contract of employment.

3.    Under Appendix A, you fall under the category "Executive Officer".

4. As made clear under Article V clause 5.1 of the plan, the plan may be amended or terminated after August 31, 2001. If the plan is amended or terminated after August 31, 2001, you acknowledge that you will have no claim against the Company in that respect.

5. In all other respects your contract of employment dated October 24, 1997 and your Notice and Non-compete agreement dated January 16, 2000 will remain in full force and effect.

6. You will keep the terms of this letter confidential and not discuss it with any other employee of the Company or any other third party unless requested to do so by the Chief Executive, Sotheby's Holdings.

Please confirm your agreement to the above by signing and returning to me the attached duplicate of this letter.

Yours sincerely,


/s/ William F. Ruprecht
William F. Ruprecht

I hereby confirm my agreement to the membership of the Sotheby's Inc. Severance Plan in accordance with the terms of this letter.


/s/ Robin Woodhead
----------------------------------
Robin Woodhead

September 28, 2000
----------------------------------
Date:

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                                 SCHEDULE THREE

Circumstances justifying immediate termination of employment.

1     THEFT

      Any incidents of theft from the company, clients and other members of staff or a member of the public.

2     FRAUD

      Any attempt to defraud the company, clients and other members of staff or a member of the public. This includes

      (a)   Misrepresentation of entitlement to expenses or allowances.

      (b) Fortification or misrepresentation of a timesheet or other time recording document.

3     CORRUPTION

      The receipt of money, goods, favours or excessive hospitality in respect of services rendered. This does not include trivial goods.

4     ASSAULT AND FIGHTING

      Any assault on a member of staff, client or a member of the public.

5     HARASSMENT

      Any harassment of a member of staff, client or a member of the public.

6     MALICIOUS DAMAGE

      Malicious damage to property of the Company or another member of staff, client or member of the public.

7     UNFIT FOR DUTY

      Unfitness due to the effect of alcohol, drugs or substance abuse which is either repeated or serious or which brings the Company into disrepute.

8     PRIVATE BUSINESS

      Conducting material private business arrangements in paid time.


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9     CONFIDENTIALITY

      Disclosure of confidential information or use of confidential information for private purposes. Confidential information is defined as original or copied notes, memorandum, computer data, records and writing made or received and relating to the business of Sotheby's. It includes trade secrets, lists or details of and/or dealings with customers/suppliers/contractors or business associates.


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